EX-11.1
          2
             STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

         1
AETHER SYSTEMS, INC.
COMPUTATION OF EARNINGS PER COMMON SHARE
EXHIBIT 11.1


                                                  Computation of Earnings
                                                      per Common Share
                                   --------------------------------------------------------
                                             (in thousands, except per share data)

                                      Three Months Ended             Nine months Ended
                                      September 30, 1999            September 30, 1999
                                  ---------------------------   ---------------------------
                                  Net Loss   Shares Per Share   Net Loss   Shares Per Share
                                  --------   ------ ---------   --------   ------ ---------
BASIC EPS
Pro forma net loss available
  To common shareholders           (2,850)   19,954  (0.14)       (7,170)  19,903   (0.36)

EFFECT OF DILUTIVE SHARES
Stock options                          --        --      --           --       --      --
                                   ------    ------   -----       ------   ------   -----

DILUTIVE EPS (1)
Pro forma net loss available
 to common shareholders            (2,850)   19,954   (0.14)      (7,170)  19,903   (0.36)
                                   ------    ------   -----       ------   ------   -----


                                                  Computation of Earnings
                                                      per Common Share
                                  ---------------------------------------------------------
                                             (in thousands, except per share data)

                                      Three Months Ended             Nine months Ended
                                        September 30, 2000                  September 30, 2000
                                  ---------------------------   ---------------------------
                                  Net Loss   Shares Per Share   Net Loss   Shares Per Share
                                  --------   ------ ---------   --------   ------ ---------
BASIC EPS
Pro forma net loss available
  To common shareholders          (107,261)   38,343   (2.80)    (230,446)  35,308   (6.53)

EFFECT OF DILUTIVE SHARES
Stock options                          --        --      --           --       --      --
                                   ------    ------   -----      -------   ------   -----

DILUTIVE EPS (1)
Pro forma net loss available
 to common shareholders           (107,261)   38,343   (2.80)    (230,446)  35,308   (6.53)
                                   ------    ------   -----      -------   ------   -----



1. Options and warrants to purchase approximately 5,074,093 million and 3,920,358 million shares of common stock were outstanding at September 30, 2000 and 1999 respectively and were not included in the computation of pro forma diluted earnings per share because the effect would have been antidilutive. Additionally, effective March 22, 2000, the Company issued $310.5 million of %6 convertible subordinated notes due 2005, which are convertible at a price of $243.95 (or 4.0992 shares per $1,000 principal amount of notes, subject to adjustment. These notes were not considered in the calculation of the pro forma diluted earnings per share because the effect would have been antidilutive.